Exhibit 99.1

CONTACT:

Mark Gallenberger

LTX Corporation

781.467.5417 (t)

Mark_Gallenberger@ltx.com

www.ltx.com

LTX Corporation Announces Pricing of its Public Offering

of 7,000,000 Shares Common Stock

WESTWOOD, Mass., February 12, 2004—LTX Corporation (Nasdaq: LTXX), a leading provider of semiconductor test solutions, today announced that it has priced its previously announced public offering of 7,000,000 newly issued shares of common stock at $16.50 per share. All of the shares are being offered by LTX through a prospectus supplement pursuant to a registration statement covering shares of common stock, debt securities and warrants that became effective in January 2004. LTX has granted to the underwriters an option to purchase up to an additional 1,050,000 shares of common stock within 30 days after the offering to cover over-allotments incurred in the offering, if any. Morgan Stanley is the sole book running manager for the offering and Deutsche Bank Securities Inc. and Needham & Company, Inc. are acting as co-managers for the offering.

LTX Corporation (Nasdaq: LTXX) is a leading supplier of test solutions for the global semiconductor industry. Fusion, LTX’s patented, scalable, single-platform test system, uses innovative technology to provide high performance, cost-effective testing of system-on-a-chip, mixed signal, RF, digital and analog integrated circuits. Fusion addresses semiconductor manufacturers’ economic and performance requirements today, while enabling their technology roadmap of tomorrow. LTX’s web site is www.ltx.com.

LTX and Fusion are registered trademarks of LTX Corporation.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying prospectus related to the offering may be obtained from the Prospectus Department of Morgan Stanley, 1585 Broadway, New York, NY 10036, phone 212-761-6775.